Exhibit 10.3

AMENDMENT NO. 1
TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     The Amended and Restated Employment Agreement (the “Agreement”) dated as of August 10, 2007, by and between EnerNOC, Inc., a Delaware corporation (the “Company”), and David B. Brewster (the “Executive”) is hereby amended as set forth below. Capitalized terms not defined herein shall have the meaning specified in the Agreement.

1.                  Section 3(a) of the Agreement is hereby amended by deleting such subsection in its entirety and substituting the following in lieu thereof:

“(a)     Base Salary.  During the period that you are employed by the Company, the Company will pay you a base salary at the annual rate of $325,000 (the “Base Salary”)”

2.                  Except as amended herein, the Agreement is hereby confirmed in all other respects.

IN WITNESS WHEREOF, this Amendment No. 1 is entered into this 21st day of February, 2008.

ENERNOC, INC.

By:	/s/ Timothy G. Healy
Name:	Timothy G. Healy
Title:	Chief Executive Officer

EXECUTIVE

/s/ David B. Brewster
David B. Brewster

[EnerNOC Letterhead]

August 10, 2007

David B. Brewster

c/o EnerNOC, Inc.

75 Federal Street

Suite 300

Boston, MA  02110

This letter is to confirm our understanding with respect to your continued employment by EnerNOC, Inc. (the “Company”) and supersedes in its entirety (i) the Letter Agreement entered into by you and the Company dated as of February 7, 2007 (the “Prior Employment Agreement”) and (ii) the Stock Repurchase Agreement entered into by you and the Company dated as of June 17, 2003 and amended as of January 10, 2005, May 16, 2006 and February 7, 2007 (the “Stock Repurchase Agreement”).

In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed, effective July 1, 2007, as follows:

1.             Employment.

(a)           Subject to the terms and conditions of this Agreement, the Company will employ you, and you will be employed by the Company and/or any Company affiliate (collectively referred to herein as the “Company Group”) designated by the Company, initially as President reporting to the Board of Directors.  You will have the responsibilities, duty and authority commensurate with the positions of President and Chief Operating Officer.  You will also perform such other and/or different services for the Company as may be assigned to you from time to time by the Board of Directors.

(b)           Devotion to Duties.  While you are employed hereunder, you will use your best efforts, skills and abilities to perform faithfully all duties assigned to you pursuant to this Agreement and to devote your full business time and energies to the business and affairs of the Company Group.  While you are employed hereunder, you will not undertake any other employment from any person or entity without the prior written consent of the Company.

2.             Employment At Will.  Your employment hereunder will be on an “at-will” basis and may be terminated by the Company or by you for any reason or for no reason.

3.             Compensation.

(a)           Base Salary.  During the period that you are employed by the Company, the Company will pay you a base salary at the annual rate of $300,000 (the “Base Salary”).

The Base Salary will be payable in substantially equal installments in accordance with the Company’s payroll practices as in effect from time to time.  The Company will deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which you participate.  You understand and acknowledge that the annualized amount of the Base Salary is set forth as a matter of convenience and does not constitute nor will be deemed to constitute an agreement by the Company to employ you for any specific period of time.

(b)           Annual Performance Bonus.  You will be eligible to receive an annual performance bonus pursuant to a bonus plan to be finalized by the Compensation Committee of the Board of Directors of the Company.  Under such bonus plan you are targeted to receive a performance bonus equal to 70% of your Base Salary (the “Target Annual Performance Bonus”) but which the actual amount paid will be based on whether you achieve performance goals that are identified by the Company in the bonus plan.

(c)           Fringe Benefits.  You will be entitled to participate in any employee benefit plans which the Company provides or may establish for the benefit of its executives generally (for example, group life, disability, medical, dental and other insurance, retirement, pension, profit-sharing and similar plans) (collectively, the “Fringe Benefits”), provided that the Fringe Benefits will not include any stock option or similar plans relating to the grant of equity securities of the Company.  Your eligibility to participate in the Fringe Benefits and receive benefits thereunder will be subject to the plan documents governing such Fringe Benefits.  Nothing contained herein will require the Company to establish or maintain any Fringe Benefits.

(d)           Reimbursement of Expenses.  Upon presentation of documentation of such expenses reasonably satisfactory to the Company, the Company will reimburse you for all ordinary and reasonable out-of-pocket business expenses, including parking expenses, that are reasonably incurred by you in furtherance of the Company’s business in accordance with the Company’s policies with respect thereto as in effect from time to time; provided, however, all reimbursements will be made by March 15th of the year after the year in which the expenses are incurred.

4.             Payments Upon Termination.

(a)           In the event of the termination of your employment hereunder for any reason or for no reason, the Company (a) will pay to you (or to your estate) (i) the portion of your Base Salary that has accrued prior to such termination and has not yet been paid, and (ii) an amount equal to the value of your accrued unused vacation days; and (b) will reimburse you for expenses properly incurred by you on behalf of the Company prior to such termination and properly documented in accordance with Section 3(d) above.  Such amounts will be paid promptly after termination.

(b)           If the Company terminates your employment without Cause, or you terminate your employment with Good Reason, the Company will pay you an amount equal to your Severance Compensation in twenty (20) equal monthly installments in arrears commencing one month after the date of termination and shall also pay you, on the date of your termination, your Accrued Base Compensation as of the termination date.  The Company’s obligation to make such payments to you shall cease upon your material breach of any written agreement between you and the Company or of any written policy of the Company by which you are bound, if such breach causes or is likely to cause material harm to the Company.

(c)           If the Company terminates your employment at any time for Cause, or upon your death or Disability, the Company will pay you your Accrued Base Compensation.

(d)           Upon any termination of your employment with the Company to which Section 4(b) applies, the Company shall maintain the benefits that you were receiving as of the termination date and shall take such measures as are permissible under its medical, life, and disability insurance and any other employee benefit plans or programs to continue coverage or reimbursement for you (and your family, if applicable) on the same terms (including any required contribution by you) as immediately prior to such termination.  If it is not permissible to continue any such coverage under any such insurance plans, the Company will pay you on the same schedule as set forth in Section 4(b), as additional severance compensation, such amount, net of state and federal income taxes payable by you with respect thereto, as will be sufficient for you to obtain such insurance coverage on an individual basis assuming that you (and each member of your family who is to be covered) is a “standard risk” for insurance purposes.  Your rights under this Section 4(d) shall continue only for so long as you are entitled to receive payments of Severance Compensation under Section 4(b).

(e)           Definitions.  As used in this Section 4, the following terms shall have the following meanings:

(i)            “Accrued Base Compensation”:  all amounts of compensation for services rendered to the Company that have been earned or accrued through the date of your termination of employment but that have not been paid as of such date including (i) Base Salary, (ii) reimbursement for reasonable and necessary business expenses incurred by you on behalf of the Company during the period ending on such date, and (iii) vacation pay; provided, however, that Accrued Compensation shall not include any amounts described in clause (i) that have been deferred pursuant to any salary reduction or deferred compensation elections made by you.

(ii)           “Cause”: (i) willful failure to perform, or gross negligence in the performance of, your duties for the Company or any of its affiliates;  (ii) knowing and material breach by you of any obligation to the Company or any of its affiliates with respect to confidential information, non-competition, non-solicitation or the like; (iii) your breach of fiduciary duty, fraud, embezzlement or other material dishonesty with respect to the Company or any of its affiliates; or (iv) your conviction of, or plea of nolo contendere to, a felony (other than felonies vehicular in nature) or any other crime involving moral turpitude; provided, however that with respect to the grounds set forth in Section 4(e)(ii)(i), Cause shall not be deemed to exist until you have been given written notice of the facts or circumstances allegedly constituting such grounds and, where reasonably subject to cure, thirty (30) days to cure.

(iii)          “Change of Control”:  (i) the sale of all or substantially all of the assets or issued and outstanding capital stock of the Company, or (ii) merger or consolidation involving the Company in which stockholders of the Company immediately before such merger or consolidation do not own immediately after such merger or consolidation capital stock or other equity interests of the surviving corporation or entity representing more than fifty percent in voting power of capital stock or other equity interests of such surviving corporation or entity outstanding immediately after such merger or consolidation.

(iv)          “Disability”: a physical or mental infirmity that impairs your ability to substantially perform your duties with the Company for six consecutive months.

(v)           “Good Reason”: (i) a substantial reduction in your then current base salary, without your consent; or (ii) material and continuing diminution of your title or your responsibilities, duties and authority in the operation and management of the Company as compared to such title or responsibilities, duties and authority on the date of this Agreement, without your consent.

(vi)          “Severance Compensation”: 100% of your Base Salary and Target Annual Performance Bonus on the effective date of termination.

(vii)         “Stock Award”: shall mean any grant of equity under the Company’s Amended and Restated 2003 Stock Option and Incentive Plan, 2007 Employee, Director and Consultant Stock Plan or any subsequent stock plan of the Company.

5.             Change of Control.  In the event of a Change of Control in which the Company is valued at equal to or greater than $75 million, then, notwithstanding any contrary or inconsistent provision of any Stock Award granted to you by the Company, an additional number of shares or options equal to one hundred percent (100%) of the total shares or options in the Stock Award shall, on the date of the Change of Control, become fully vested and immediately exercisable.

6.             Parachute Payment.  If any payment or benefit you would receive under this Agreement, when combined with any other payment or benefit you receive pursuant to a Change of Control (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either (x) the full amount of such Payment or (y) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

7.             Mutual Release.  Upon any termination of your employment with the Company to which Section 4(b) applies, you and the Company shall execute a mutual release.  Your execution of such mutual release shall be a condition precedent to the effectiveness of Section 4(b) and 4(c).

8.             409A Compliance.

(a)           Notwithstanding any other provision with respect to the timing of payments under this Agreement, if, at the time of your termination, you are deemed to be a “specified employee” of the Company within the meaning of Section 409A of the Code, then limited only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which you may become entitled under this Agreement which are subject to Section 409A of the Code (and not otherwise exempt from its application) will be withheld until the first (1st) business day of the seventh (7th) month following your termination of employment, at which time you shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to you under the terms of this Agreement.

(b)           The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit set forth in this Agreement, including but not limited to consequences related to Section 409A of the Code.  You and the Company agree to both negotiate in good faith and jointly execute an amendment to modify this Agreement to the extent necessary to comply with the requirements of Code Section 409A; provided that no such amendment shall increase the total financial obligation of the Company under this Agreement.  In the event that the Company determines in good faith that it is required to withhold taxes from any payment or benefit already provided to you, you agree to pay to the Company on demand the amount determined by the Company.

9.             Records.  Upon termination of your employment hereunder for any reason or for no reason and at any other time requested by the Company, you will deliver to the Company Group any property of the Company Group which may be in your possession, including products, materials, memoranda, notes, records, reports or other documents or photocopies of the same.

10.           Insurance.  The Company, in its sole discretion, may apply for and purchase key person life insurance on your life in an amount determined by the Company with the Company Group as beneficiary and one or more other policies of insurance insuring your life.  You will submit to any medical or other examinations and to execute and deliver any applications or other instruments in writing that are reasonably necessary to effectuate such insurance.

11.           Representations.  You hereby represent and warrant to the Company that you understand this Agreement, that you enter into this Agreement voluntarily and that your employment under this Agreement will not conflict with any legal duty owned by you to any other party, or with any agreement to which you are a party or by which you are bound, including, without limitation, any non-competition or non-solicitation provision contained in any such agreement.  You will indemnify and hold harmless the Company Group and its officers, directors, security holders, partners, members, employees, agents and representatives against loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty.

12.           General.

(a)           Other Agreements.  The purpose of this Agreement is to set out the above terms and conditions of your continued employment with the Company.  It is intended to and supersedes in its entirety your Prior Employment Agreement and Stock Repurchase Agreement, which are hereby deemed terminated and of no further force and effect.  However, this Agreement is not intended to and does not supersede any other agreements you may have with the Company, including, but not limited to your Non-Disclosure Agreement.  No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement, however, will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(b)           Modifications and Amendments.  The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(c)           Waivers and Consents.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

(d)           Assignment.  The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which you are principally involved or to any Company affiliate.  You may not assign your rights and obligations under this Agreement without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company will be void.

(e)           Benefit.  All statements, representations, warranties, covenants and agreements in this Agreement will be binding on the parties hereto and will inure to the benefit of the respective successors and permitted assigns of each party hereto.  Nothing in this Agreement will be construed to create any rights or obligations except between the Company and you, except for your obligations to the Company Group as set further herein, and no person or entity (except for a Company affiliate as set forth herein) will be regarded as a third-party beneficiary of this Agreement.

(f)            Governing Law.  This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of Massachusetts, without giving effect to the conflict of law principles thereof.

(g)           Jurisdiction, Venue and Service of Process.   Any legal action or proceeding with respect to this Agreement will be brought in the courts of Massachusetts.  By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.

(h)           WAIVER OF JURY TRIAL.  ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT WILL BE RESOLVED BY A JUDGE ALONE AND EACH OF YOU AND THE COMPANY WAIVE ANY RIGHT TO A JURY TRIAL THEREOF.

(i)            Headings and Captions.  The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(j)            Counterparts.  This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(k)           Opportunity to Review.  You hereby acknowledge that you have had adequate opportunity to review these terms and conditions and to reflect upon and consider the terms and conditions of this Agreement, and that you have had the opportunity to consult with counsel of your own choosing regarding such terms.  You further acknowledge that you fully understand the terms of this Agreement and have voluntarily executed this Agreement.

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If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

Very truly yours,

EnerNOC, Inc.

	By:	/s/ Timothy G. Healy
Name: Timothy G. Healy
Title: Chief Executive Officer

Accepted and Approved

/s/ David B. Brewster	August 10, 2007
David B. Brewster	Date